Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

The Board of Directors
SunEdison, Inc.:

We consent to the use of our report with respect to the consolidated balance sheets of SunEdison, Inc. and subsidiaries (the Company) as of December 31, 2014 and 2013, and the related consolidated statements of operations, comprehensive loss, stockholders’ equity, and cash flows for each of the years in the three-year period ended December 31, 2014, dated March 2, 2015, except as to note 3, which is as of June 29, 2015, incorporated in this registration statement by reference to the Company’s Current Report on Form 8-K filed June 29, 2015.

We consent to the use of our report with respect to the effectiveness of internal control over financial reporting dated March 2, 2015, incorporated in this registration statement by reference to the Company’s Annual Report on Form 10-K filed on March 2, 2015.

Our report dated March 2, 2015, on the effectiveness of internal control over financial reporting as of December 31, 2014, contains an explanatory paragraph that states, the Company acquired Silver Ridge Power, LLC and subsidiaries (Silver Ridge) and Capital Dynamics U.S. Solar Energy Fund, L.P. and subsidiaries (Capital Dynamics) during 2014, and management excluded from its assessment of the effectiveness of the Company’s internal control over financial reporting as of December 31, 2014, Silver Ridge’s and Capital Dynamic’s internal control over financial reporting associated with $1,280.9 million and $56.3 million of the Company’s total assets and net sales, respectively, included in the consolidated financial statements of the Company as of and for the year ended December 31, 2014. Our audit of internal control over financial reporting of the Company also excluded an evaluation of the internal control over financial reporting of Silver Ridge and Capital Dynamics.

/s/ KPMG LLP

St. Louis, Missouri June 29, 2015